PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 23, 2000)

[LOGO]
                                  $100,000,000
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
         6 7/8% QUARTERLY INTEREST BONDS DUE DECEMBER 15, 2101 (QUIBS)*
                             ---------------------

      INTEREST PAYABLE ON MARCH 15, JUNE 15, SEPTEMBER 15 AND DECEMBER 15

                            ------------------------

THIS IS AN OFFERING OF 6 7/8% QUARTERLY INTEREST BONDS DUE DECEMBER 15, 2101 (THE "BONDS") TO BE ISSUED BY FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. THE BONDS WILL BE GENERAL UNSECURED, UNSUBORDINATED OBLIGATIONS OF FSA HOLDINGS. THE BONDS WILL MATURE ON DECEMBER 15, 2101. THE BONDS WILL BEAR INTEREST FROM DECEMBER 19, 2001, AT THE RATE OF 6 7/8% PER ANNUM, PAYABLE QUARTERLY ON
MARCH 15, JUNE 15, SEPTEMBER 15 AND DECEMBER 15 OF EACH YEAR, COMMENCING ON MARCH 15, 2002. WE WILL HAVE THE RIGHT TO REDEEM THE BONDS OR ACCELERATE THE MATURITY OF THE BONDS IN CERTAIN CIRCUMSTANCES IF WE ARE UNABLE TO DEDUCT INTEREST PAID ON THE BONDS. THE BONDS ALSO WILL BE REDEEMABLE AT OUR OPTION, IN WHOLE OR PART, AT ANY TIME ON OR AFTER DECEMBER 19, 2006, UPON NOT LESS THAN 20 NOR MORE THAN 60 DAYS' NOTICE, AT A REDEMPTION PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT REDEEMED PLUS ACCRUED AND UNPAID INTEREST TO THE REDEMPTION DATE. THE BONDS WILL BE ISSUED IN MINIMUM DENOMINATIONS OF $25 AND IN MULTIPLES OF $25.

WE WILL APPLY TO LIST THE BONDS ON THE NEW YORK STOCK EXCHANGE AND EXPECT TRADING IN THE BONDS ON THE NEW YORK STOCK EXCHANGE TO BEGIN WITHIN 30 DAYS AFTER THE ORIGINAL ISSUE DATE.

                            ------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                      DISCOUNTS AND
                                                   PRICE TO           UNDERWRITING          PROCEEDS TO
                                                    PUBLIC             COMMISSIONS         FSA HOLDINGS
                                                   --------           -------------        ------------
PER BOND....................................        100.00%               3.15%               96.85%
TOTAL.......................................     $100,000,000          $3,150,000           $96,850,000

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNDERWRITERS EXPECT TO DELIVER THE BONDS TO PURCHASERS ON DECEMBER 19, 2001.

                            ------------------------

          *QUIBS IS A SERVICEMARK OF MORGAN STANLEY DEAN WITTER & CO.

                            ------------------------

MORGAN STANLEY
      GOLDMAN, SACHS & CO.
            SALOMON SMITH BARNEY
                   DEUTSCHE BANC ALEX. BROWN

DECEMBER 12, 2001

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                     PAGE
Financial Security Assurance Holdings
  Ltd.................................       S-3
Incorporation of Certain Documents by
  Reference...........................       S-4
Ratio of Earnings to Fixed Charges....       S-4
Use of Proceeds.......................       S-4
Description of the Bonds..............       S-5
U.S. Tax Considerations...............       S-9
Underwriters..........................      S-12
Legal Opinions........................      S-13
Experts...............................      S-13
PROSPECTUS                                PAGE

FSA Holdings..........................         2
Use of Proceeds.......................         3
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................         3
Description of Debt Securities........         3
Description of Common Stock...........        13
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................        14
Description of Preferred Stock........        15
Selling Shareholder...................        17
Plan of Distribution..................        18
About This Prospectus.................        19
Where You Can Find More Information...        19
Legal Matters.........................        20
Experts...............................        20

                            ------------------------

    Unless the context indicates otherwise, the words "FSA HOLDINGS", "WE", "OUR", "OURS", and "US" refer to Financial Security Assurance Holdings Ltd.

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Bonds. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated February 23, 2000. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement or the incorporated document.

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

    Financial Security Assurance Holdings Ltd. (the "Company", which may be referred to as "FSA Holdings", "we" or "us"), through its wholly owned subsidiary, Financial Security Assurance Inc. ("FSA"), primarily provides financial guaranty insurance on asset-backed securities and municipal bonds. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations.

    FSA, together with our insurance company subsidiaries, writes financial guaranty insurance that typically guarantees scheduled payments on an issuer's obligations. In the case of a payment default on an insured obligation, FSA is generally required to pay the principal, interest or other amounts due either in accordance with the obligation's original payment schedule or, at its option, on an accelerated basis. The underwriting policy of FSA is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance.

    The asset-backed obligations insured by FSA are generally issued in structured transactions backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities, loans or other assets having an ascertainable cash flow or market value. Asset-backed obligations may be insured on a funded or synthetic basis. Funded asset-backed obligations generally consist of securities issued by special purpose vehicles that directly or indirectly own the securitized assets. Synthetic asset-backed obligations generally consist of credit default swaps referencing a pool of securities, bank loans or other assets and requiring payment in the event market value losses on the reference obligations or related obligations subject to specified adverse credit events exceed a specified deductible.

    The municipal obligations insured by FSA consist primarily of:

    - general obligation bonds, supported by the issuers' taxing power, and

    - special revenue bonds and other special obligations of state and local governments, supported by the issuers' ability to impose and collect fees and charges for public services or specific projects.

    On July 5, 2000, the Company completed a merger in which the Company became a direct subsidiary of Dexia Holdings, Inc., which is an indirect, wholly owned subsidiary of Dexia S.A. ("Dexia"), a publicly held Belgian corporation. Dexia, through its bank subsidiaries, is primarily engaged in the business of public finance and investment management in France, Belgium, Luxembourg and other European countries.

    The Company or its subsidiaries maintain offices in New York City, San Francisco, Dallas, London, Paris, Madrid, Sydney, Tokyo, Singapore and Bermuda. In addition to our domestic business, the Company pursues international opportunities and currently operates in the European and Pacific Rim markets. We were the first financial guaranty insurance company to insure obligations in international markets.

    We expect to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures.

    FSA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. and "AAA" by Fitch. FSA's insurer financial strength is rated "AAA" by Standard & Poor's Ratings Services ("S&P") and Standard and Poor's (Australia) Pty. Ltd. FSA's claims-paying ability is rated "AAA" by Rating and Investment Information, Inc.

    FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam.

    Our principal executive offices are located at 350 Park Avenue, New York, New York 10022. The telephone number at that location is (212) 826-0100.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about
FSA Holdings and its finances.

SEC FILINGS (FILE NO. 1-12644)                                    PERIOD
------------------------------                 ---------------------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 2000
Quarterly Report on Form 10-Q................  Quarter ended March 31, 2001
                                               Quarter ended June 30, 2001
                                               Quarter ended September 30, 2001

    You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning us, at the following address and telephone number:

                     Robert S. Tucker, Director, Investor Relations Financial Security Assurance Holdings Ltd.
                     350 Park Avenue
                     New York, New York 10022
                     Telephone (212) 826-0100

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for FSA Holdings for the periods indicated. Earnings represent consolidated earnings before income taxes and fixed charges. Fixed charges consist of interest and one third of rental expense which is representative of the interest factor for this rental expense. We had no capitalized interest for the periods presented.

                                                                                                            NINE MONTHS
                                                                  YEARS ENDED DECEMBER 31,                     ENDED
                                                    ----------------------------------------------------   SEPTEMBER 30,
                                                      1996       1997       1998       1999       2000          2001
                                                    --------   --------   --------   --------   --------   --------------
Ratio of earnings to fixed charges................    33.9       21.2       14.3       10.2       4.7           15.2

                                USE OF PROCEEDS

    We estimate that we will receive approximately $96.85 million from the sale of the Bonds, net of underwriting discounts but before payment of expenses. The net proceeds will be used to supplement the capital of FSA and for general corporate purposes. Approximately $50 million to $75 million of the net proceeds of this offering will be contributed to FSA directly or through the purchase of surplus notes, subject, in any event, to receipt of applicable regulatory approvals. The balance of the proceeds will be used for general corporate purposes, which may include the payment of principal of and interest on debt, payment of dividends, share repurchases and strategic or other investments.

                            DESCRIPTION OF THE BONDS

GENERAL

    The following description of the particular terms of the Bonds offered hereby supplements and, to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus.

    The Bonds offered hereby will be issued in an initial aggregate principal amount of $100,000,000 pursuant to the Amended and Restated Trust Indenture dated as of February 24, 1999, between us and First Union National Bank (the "Trustee"), which is more fully described in the accompanying prospectus.

    The Indenture and the Bonds are governed by, and construed in accordance with, the laws of the State of New York, United States.

    The Bonds will be unsecured obligations of FSA Holdings and will rank equally with all other unsecured and unsubordinated indebtedness of FSA Holdings. The Bonds will mature on December 15, 2101. The Bonds are expected to be listed on the New York Stock Exchange. The Bonds will bear interest, calculated on the basis of a 360-day year consisting of twelve 30 day months, from December 19, 2001 at a rate of 6 7/8% per annum, payable on March 15, June 15, September 15 and December 15 of each year, the first payment to be made on March 15, 2002, to the person in whose name the Bonds are registered at the close of business on the last day of the month preceding such March 15, June 15, September 15 or December 15.

    If any March 15, June 15, September 15 or December 15 falls on a day that is not a Business Day, then payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on such date.

    We may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further Bonds ranking PARI PASSU with the Bonds in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Bonds or except for the first payment of interest following the issue date of such further Bonds. Such further Bonds may be consolidated and form a single series with the Bonds and have the same terms as to status, redemption or otherwise as the Bonds.

OPTIONAL REDEMPTION

    We may not redeem the Bonds before December 19, 2006, except for tax reasons as described below under "Redemption for Tax Reasons." On and after December 19, 2006, we may redeem the Bonds, at our option and at any time, in whole or part at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest up to but not including the date of redemption.

REDEMPTION FOR TAX REASONS

    We may elect to redeem the Bonds, in whole but not in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, if on or after December 19, 2001, a change in the U.S. tax laws results in a substantial likelihood that the Internal Revenue Service ("IRS") would take the position that we will not be able to deduct the full amount of interest accrued on the Bonds for U.S. federal income tax purposes.

    A change in the U.S. tax laws is described broadly in the Bonds and includes:

    - any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws;

    - any change in the way those laws, rulings or regulations are interpreted, applied or enforced;

    - any action taken by a taxing authority;

    - any court decision, whether or not in a proceeding involving us; or

    - any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service.

SELECTION AND NOTICE

    We will mail notices of redemption by first-class mail not less than 20 nor more than 60 days prior to the date fixed for redemption to each registered holder of the Bonds to be redeemed at its registered address. If we redeem less than all of the Bonds at any time, the trustee will select the Bonds to be redeemed on a pro rata basis, by lot or by such other method directed by us. The trustee will make that selection not more than 45 days before the redemption date.

OPTION TO ACCELERATE MATURITY DATE

    If interest on the Bonds is not, or within 90 days of an opinion of counsel will not be, deductible in whole or in part by us for U.S. federal income tax purposes, we will have the right to accelerate the stated maturity of the Bonds to the minimum extent required so that interest on the Bonds will be deductible for U.S. federal income tax purposes. In no event may the resulting maturity of the Bonds be less than 15 years from the date of the original issuance, however.

    We may only accelerate the stated maturity if we have received an opinion of nationally recognized independent counsel experienced in such matters to the effect that:

    - after the acceleration, interest paid on the Bonds will be deductible for U.S. federal income tax purposes; and

    - the holders of Bonds will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration.

TRADING CHARACTERISTICS

    We expect the Bonds to trade at a price that takes into account the value, if any, of accrued but unpaid interest. Purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Bonds that is not included in their trading price. However, for federal income tax purposes, the portion of the trading price of a Bond that is equal to accrued interest will be treated as ordinary interest income to the seller for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds. See "U.S. Tax Considerations" below.

BOOK-ENTRY PROCEDURES

    Except as set forth below, Bonds will be available for purchase in the book-entry form only in denominations of $25 and integral multiples thereof. Market makers expect to trade Bonds in round lots of 100 units (representing $2,500 aggregate principal amount). Upon issuance, Bonds will be represented by one fully registered global security (the "Registered Global Security"). The Registered Global Security will be deposited with, or on behalf of, The Depository Trust Company as the Depositary, and registered in the name of the Depositary or its nominee. The Registered Global Security may be transferred, in whole but not in part, by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

    The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities and Exchange Act of 1934. The Depositary holds securities that its participants deposit with it. The Depositary also facilitates the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Ownerships of beneficial interests in the Bonds will be limited to persons that have accounts with the Depositary ("Agent Members") or persons that may hold interests through Agent Members. Upon the issuance of the Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the Agent Members' accounts with the respective principal amounts of the Bonds beneficially owned by such Agent Members. Ownership and transfer of beneficial interests in such Registered Global Security will be shown on and effected through (i) records maintained by the Depositary, with respect to interests of Agent Members, and (ii) records of Agent Members, with respect to interests of persons holding through Agent Members. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Registered Global Security.

    The Depositary, or its nominee, will be considered the sole owner or Holder of the Bonds represented by such Registered Global Security for all purposes under the Senior Indenture for so long as the Depositary, or its nominee, is the registered owner of the Registered Global Security. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have the Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or Holders thereof under the Senior Indenture. Accordingly, each Person owning a beneficial interest in the Registered Global Security must rely on the procedures of the Depositary and, if such person is not an Agent Member, on the procedures of the Agent Member through which such Person owns its interest, to exercise any rights of a Holder under the Senior Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in the Registered Global Security desires to give or take any action which a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the Agent Members holding the relevant beneficial interests to give or take such action, and such Agent Members would authorize beneficial owners owning through such Agent Members to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    The Company will pay principal of and interest on the Bonds by wire transfer of immediately available funds on the date such payment is due either to the Depositary or its nominee, as the Holder of the Registered Global Security. The Company expects that, upon receipt of such payment, the Depositary will credit the accounts of the Agent Members with payment in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Agent Members to owners of beneficial interests in the Registered Global Security will be the responsibility of such Agent Members and will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name. " None of the Company, the trustee or any of their agents are responsible or liable for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests.

    The Registered Global Security will be transferable or exchangeable for Bonds in definitive form of an equal aggregate principal amount without coupons and in denominations of $25 and integral multiples thereof if:

        (a) the Depositary notifies the Company that it is at any time unwilling or unable to continue as Depositary or the Depositary ceases to be a clearing agent registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days after the Company receives such notice, or becomes aware of such condition, as the case may be, or

        (b) the Company executes and delivers to the trustee an officers' certificate to the effect that the Registered Global Security shall be transferable and exchangeable.

    Such definitive Bonds shall be registered in such name or names as the Depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the Depositary from Agent Members with respect to ownership of beneficial interests in the Registered Global Security.

                            U.S. TAX CONSIDERATIONS

    The following summary describes the material U.S. federal income and certain U.S. federal estate tax consequences of ownership and disposition of the Bonds to an initial investor purchasing a Bond at its "issue price", that is, the first price offered to the public at which a substantial amount of the Bonds in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Bonds held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Bonds in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This summary does not cover state, local or foreign law.

    Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. HOLDERS

    "U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    PAYMENTS OF INTEREST

    Stated interest on a Bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

    SALE, EXCHANGE OR RETIREMENT

    Upon the sale, exchange or retirement of a Bond, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the Bond. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. Such amounts are treated as interest as described under "Payment of Interest" above.

    A U.S. Holder's adjusted tax basis in a Bond will generally equal the cost of the Bond to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a Bond will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Bonds for more than one year) and losses (the deductibility of which is subject to limitations).

NON-U.S. HOLDERS

    "Non-U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, created under non-U.S. law or (iii) an estate or trust that is not taxable in the U.S. on its worldwide income.

        Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

 (a) Payments of principal, interest and premium on the Bonds to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Bond certifies generally on IRS Form W-8BEN under penalties of perjury that it is not a U.S. person or unless the Bonds are held through a "qualified intermediary" and certain conditions are satisfied. Prospective investors, including foreign partnerships and their partners should consult their tax advisors regarding possible additional reporting requirements.

 (b) A Non-U.S. Holder of a Bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Bond, unless (i) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are satisfied (ii) the gain is effectively connected with the Holder's conduct of a trade or business in the U.S., or (iii) the gain represents accrued interest in which case the rules for interest would apply.

 (c) A Bond held by an individual who is not, for U.S. estate tax purposes, a resident or citizen of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the Bond would not have been effectively connected to the conduct by the individual of a trade or business in the U.S.

    If a Non-U.S. Holder of a Bond is engaged in a trade or business in the U.S., and if interest on the Bond (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See "U.S. Holders" above. In lieu of Form W-8BEN, the non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to the effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS

    Assuming a U.S. Holder holds its Bonds through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the U.S. Holder on IRS Form 1099 concerning interest and retirement proceeds on the U.S. Holder's Bonds, unless an exemption applies.

    Similarly, unless an exemption applies, a U.S. Holder must provide the intermediary with its Taxpayer Identification Number for its use in reporting information to the IRS. If the U.S. Holder is an individual, this is the U.S. Holder's social security number. The U.S. Holder is also required to comply with other IRS requirements concerning information reporting.

    If a U.S. Holder is subject to these requirements but does not comply, the intermediary must withhold up to 31% of all amounts payable to the U.S. Holder on the Bonds (including principal payments). This is called "backup withholding". If the intermediary withholds payments, the U.S. Holder may use the withheld amount as a credit against its federal income tax liability.

    All individuals are subject to these requirements. Some U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

    NON-U.S. HOLDERS

    Principal and interest payments a Non-U.S. Holder receives will be automatically exempt from the usual rules if the Non-U.S. Holder is exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules.

    Sale proceeds a Non-U.S. Holder receives on a sale of its Bonds through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the U.S. office of a broker, and information reporting (but not backup withholding) may apply if the Non-U.S. Holder uses the foreign office of a broker that has certain connections to the U.S. In general, the Non-U.S. Holder may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that prospective investors consult their tax advisor concerning information reporting and backup withholding on a sale.

                                  UNDERWRITERS

    Subject to the terms and conditions set forth in an underwriting agreement dated December 12, 2001 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Morgan Stanley & Co. Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the principal amount of the Bonds set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Bonds offered hereby if any of the Bonds are purchased.

                                                               PRINCIPAL
                                                               AMOUNT OF
UNDERWRITERS                                                     BONDS
------------                                                  ------------
Morgan Stanley & Co. Incorporated...........................  $ 28,050,000
Goldman, Sachs & Co.........................................    28,037,500
Salomon Smith Barney Inc....................................    28,037,500
Deutsche Banc Alex. Brown Inc...............................     3,375,000
A.G. Edwards & Sons, Inc....................................       500,000
Bear, Stearns & Co. Inc.....................................       500,000
CIBC World Markets Corp.....................................       500,000
Dain Rauscher Incorporated..................................       500,000
H&R BLOCK Financial Advisors, Inc...........................       500,000
HSBC Securities (USA) Inc...................................       500,000
Legg Mason Wood Walker, Inc.................................       500,000
Prudential Securities Incorporated..........................       500,000
Fleet Securities, Inc.......................................       500,000
Charles Schwab & Co., Inc...................................       500,000
TD Waterhouse Investor Services, Inc........................       500,000
Tucker Anthony Incorporated.................................       500,000
U.S. Bancorp Piper Jaffray Inc..............................       500,000
Wells Fargo Van Kasper, LLC.................................       500,000
Advest Inc..................................................       250,000
Robert W. Baird & Co. Incorporated..........................       250,000
BB&T Capital Markets, a Division of Scott & Stringfellow....       250,000
William Blair & Co..........................................       250,000
Davenport & Company LLC.....................................       250,000
D.A. Davidson & Co..........................................       250,000
Fahnestock & Co. Inc........................................       250,000
Fifth Third Securities Inc..................................       250,000
Gibraltar Securities Co.....................................       250,000
Gruntal & Co., L.L.C........................................       250,000
J.J.B. Hilliard, W.L. Lyons, Inc............................       250,000
Janney Montgomery Scott LLC.................................       250,000
C.L. King & Associates, Inc.................................       250,000
McDonald Investments Inc., a Keycorp Company................       250,000
McGinn, Smith & Co., Inc....................................       250,000
Mesirow Financial, Inc......................................       250,000
Parker/Hunter Incorporated..................................       250,000
Pershing/a Division of Donaldson, Lufkin & Jenrette.........       250,000
Raymond James & Associates, Inc.............................       250,000
Ryan, Beck & Co. LLC........................................       250,000
Southwest Securities, Inc...................................       250,000
Stifel, Nicolaus & Company Incorporated.....................       250,000
                                                              ------------
  Total.....................................................  $100,000,000
                                                              ============

    The Representative of the underwriters has advised us that the underwriters propose initially to offer the Bonds to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $0.50 per Bond. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Bond to certain brokers and dealers. After the initial public offering, the public offering price and concession may be changed.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Prior to the offering, there has been no public market for the Bonds. We intend to list the Bonds on the New York Stock Exchange, and we expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Bonds, the underwriters will undertake to sell lots of 100 or more Bonds to a minimum of 400 beneficial holders.

    The Bonds are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Bonds will be liquid.

    In connection with the sale of the Bonds, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Bonds in the open market to cover short positions or to stabilize the price of the Bonds. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

    We will deliver the Bonds to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Bonds. The underwriting agreement provides that the closing will occur on December 19, 2001, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may engage, in commercial banking and investment banking transactions with FSA Holdings and certain of our affiliates for which they have received customary fees and expenses.

    The Company expects to have an estimated $200,000 of expenses in connection with this offering.

                                 LEGAL OPINIONS

    The validity of the Bonds offered hereby will be passed upon for the Company by Bruce E. Stern, Esq., General Counsel of the Company, and for the underwriters by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon dated January 24, 2001 incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     [LOGO]

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
                                  $250,000,000
                         DEBT SECURITIES, COMMON STOCK,
                           STOCK PURCHASE CONTRACTS,
                    STOCK PURCHASE UNITS AND PREFERRED STOCK

                               ------------------

    We may offer these securities in one or more offerings having an aggregate initial public offering price of up to $250,000,000. When we decide to sell a particular series of securities, we will prepare a prospectus supplement describing those securities and our plan of distribution. You should read this prospectus and any prospectus supplement carefully.

    In addition, up to 500,000 shares of common stock being registered may be offered by a selling shareholder, as described in the section entitled "Selling Shareholder". For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

    Our common stock is listed on the New York Stock Exchange under the symbol "FSA".

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 23, 2000

                                  FSA HOLDINGS

    We are Financial Security Assurance Holdings Ltd. In this prospectus we refer to our company as "FSA Holdings", "we" or "us". We own 100% of Financial Security Assurance Inc., which we refer to as "FSA". FSA primarily provides financial guaranty insurance on asset-backed securities and municipal bonds. FSA was the first insurance company organized to insure asset-backed obligations. FSA has been a leading insurer of asset-backed obligations, based on number of transactions insured, since its organization in 1985. In 1990, FSA expanded the focus of its business to include writing financial guaranty insurance of municipal obligations and has since become a major insurer of municipal bonds.

    FSA writes financial guaranty insurance that typically guarantees scheduled payments on an issuer's obligations. In the case of a default on these payments, FSA is generally required to pay the principal, interest or other amounts due either in accordance with the original payment schedule or, at FSA's option, on an accelerated basis. The underwriting policy of FSA is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. The asset-backed obligations insured by FSA are generally issued in structured transactions backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by FSA consist primarily of general obligation bonds, supported by the issuers' taxing power, and special revenue bonds and other special obligations of state and local governments, supported by the issuer's ability to impose and collect fees and charges for public services or specific projects.

    Our business objective is to remain a leading insurer of asset-backed and municipal obligations employing our transactional and financial skills to generate strong premium volume at attractive returns. We believe that the demand for our financial guaranty insurance will remain strong over the long term as a result of the anticipated continuation of three trends:

    - expansion of asset securitization outside the residential mortgage sector;

    - substantial volume of new domestic municipal bonds that are insured, due, in part, to the continued use of municipal bonds to finance repairs and improvements to the nation's infrastructure and municipal bond purchases by individuals who generally purchase insured obligations; and

    - growing use of asset securitization and financial guaranty insurance in non-U.S. markets, due, in part, to a trend towards private finance initiatives for projects having an essential public purpose and regulatory changes encouraging or facilitating off-balance sheet financings.

    FSA Holdings or its subsidiaries maintain offices in New York City, San Francisco, Dallas, London, Paris, Madrid, Sydney, Tokyo, Singapore and Bermuda. In addition to our domestic business, we pursue international opportunities and currently operate in the European and Pacific Rim markets. We were the first financial guaranty insurance company to insure obligations in international markets.

    We expect to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures.

    FSA's insurance financial strength is rated "Aaa" by Moody's Investors Service, Inc. FSA's insurer financial strength is rated "AAA" by Standard & Poor's Ratings Services ("S&P") and Standard and Poor's (Australia) Pty. Ltd. FSA's claims-paying ability is rated "AAA" by Fitch IBCA, Inc. and Japan Rating and Investment Information, Inc.

    FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico and has licensed insurance company subsidiaries in the United Kingdom and Bermuda.

    Our principal executive offices are located at 350 Park Avenue, New York, New York 10022. The telephone number at that location is (212) 826-0100.

                                USE OF PROCEEDS

    Unless otherwise stated in the prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for FSA Holdings for the periods indicated. Earnings represent consolidated earnings before income taxes and fixed charges. Fixed charges consist of interest and one third of rental expense which is representative of the interest factor for this rental expense. We had no capitalized interest for the periods presented.

                                                              YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                  1994       1995       1996       1997       1998
                                                --------   --------   --------   --------   --------
Ratio of earnings to fixed charges............    51.2       70.0       33.9       21.2       14.3
Ratio of earnings to combined fixed charges
  and preferred stock dividends...............    51.2       70.0       33.9       21.2       14.3

                         DESCRIPTION OF DEBT SECURITIES

    The following description provides general terms that may apply to our debt securities and summarizes material provisions of the indentures. The prospectus supplement relating to any debt securities offered will describe the particular terms of those debt securities and may vary the terms of the indenture for that series.

    The summary below does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the debt securities. We have made copies of the indentures available as described under the heading "Where You Can Find More Information" below.

RANKING; ISSUANCE IN SERIES; TAX CONSIDERATIONS

    The debt securities will be our direct and unsecured obligations and will be either senior debt securities or subordinated debt securities. The senior debt securities will be issued under an existing senior indenture, as supplemented from time to time, between FSA Holdings and First Union National Bank, as trustee. The subordinated debt securities will be issued under a subordinated indenture, as supplemented from time to time, between FSA Holdings and a trustee to be named in the prospectus supplement. The senior indenture and the subordinated indenture are collectively referred to as the indentures.

    The senior debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all of our senior debt. As of December 31, 1998, and September 30, 1999, we had $230 million of outstanding senior debt.

    We are a non-operating holding company and most of our assets are owned by our subsidiaries. As a result, we rely primarily on dividends or other payments from our subsidiaries to pay principal and interest on our outstanding debt obligations. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including debt obligations, of our subsidiaries. The principal liabilities of our subsidiaries relate to outstanding financial guarantee insurance policies. In addition, as of December 31, 1998, and September 30, 1999, subsidiary debt consisted of
$120 million
of surplus notes owed to FSA Holdings. Furthermore, the payment of dividends or other amounts by FSA, our insurance company subsidiary, is limited under the applicable insurance laws and regulations of the State of New York.

    Neither indenture limits the total amount of debt securities that we may issue under it, and we may issue debt securities under each indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, neither the indentures nor the debt securities limit the amount of other secured or unsecured debt that we may incur or issue.

    We may issue debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the total principal amount of the debt securities;

    - the date or dates on which the principal of the debt securities is payable;

    - the rate or rates at which the debt securities bear interest, if any, or the method by which that rate is determined, the date or dates from which interest accrues, the interest payment dates on which any interest is payable, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable;

    - the place or places where the principal and any interest on the debt securities is payable;

    - the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

    - our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which, the currency, currencies, currency unit or currency units in which, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

    - if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities are issuable;

    - if other than in U.S. Dollars, the currency, currencies, currency unit or currency units in which the principal of, and premium and interest, if any, on, the debt securities is payable, or in which the debt securities are denominated;

    - whether the debt securities are issued in whole or in part in the form of one or more global securities and the depositary with respect to those global securities and the circumstances under which those global securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than the depositary or its nominee;

    - the additions, modifications or deletions, if any, in the events of default or our covenants specified in the indenture;

    - if other than the principal amount of a debt security, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of the maturity of that debt security or provable in bankruptcy;

    - if the amount of payments of principal of, or premium or interest, if any, on, the debt securities may be determined by reference to an index, formula or other method, the manner in which those amounts will be determined and any commodities, currencies, currency units or indices, value, rate or price relevant to that determination;

    - whether defeasance and/or covenant defeasance applies to the debt securities, as more fully described below under the heading "--Defeasance or Covenant Defeasance";

    - the relative degree, if any, to which the debt securities are senior to or subordinated to other series of debt securities in right of payment;

    - the terms of any right to convert or exchange the debt securities into or for our common stock or preferred stock;

    - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture; and

    - any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities. (Section 2.03).

    Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Important Federal income tax consequences and special considerations applicable to any series of debt securities will be described in the prospectus supplement. The prospectus supplement will also contain any special Federal income tax, accounting or other information relating to certain other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. Dollars.

DENOMINATIONS, REGISTRATION, PAYMENT AND TRANSFER

    The debt securities will be issuable only in registered form without coupons. In the absence of any other specification in the prospectus supplement, a series of debt securities will be issued in denominations of $1,000 and any integral multiple of $1,000.

    Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations, in an equal aggregate principal amount. Debt securities may also be presented for registration of transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

    We will appoint the trustees as registrars and paying agents under the indentures. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations.

    We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

    The payment of principal of, and premium and interest, if any, on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

GLOBAL DEBT SECURITIES

    Unless otherwise specified in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to that series. Global securities will be registered in the name of the depository, which will be the sole direct holder of the global securities. ANY PERSON WISHING TO OWN A DEBT SECURITY MUST DO SO INDIRECTLY THROUGH AN ACCOUNT WITH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION THAT, IN TURN, HAS AN ACCOUNT WITH THE DEPOSITORY.

    SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. Our obligations with respect to the debt securities, as well as the obligations of each trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if that recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depository, as well as general laws relating to transfers of debt securities.

    An investor should be aware that when debt securities are issued in the form of global securities:

    - the investor cannot have debt securities registered in his or her own name;

    - the investor cannot receive physical certificates for his or her interest in the debt securities;

    - the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

    - the investor may not be able to sell interests in the debt securities to some insurance companies or other institutions that are required by law to hold the physical certificates of debt securities that they own;

    - the depository's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security. Neither FSA Holdings nor the trustees have any responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security, and neither FSA Holdings nor the trustees supervise the depository in any way; and

    - the depository will usually require that interests in a global security be purchased or sold within its system using same-day funds.

    SPECIAL SITUATIONS WHEN THE GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly through an account at an investor's bank or brokerage firm will be up to the investor. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders.

    The special situations where a global security is terminated are:

    - when the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository, unless a replacement is named;

    - when an event of default on the debt securities has occurred and has not been cured; or

    - when and if we decide to terminate a global security.

    A prospectus supplement may list situations for terminating a global security that would apply only to a particular series of debt securities. When a global security terminates, the depository is solely responsible for deciding the names of the institutions that will be the initial direct holders. Unless otherwise provided in a prospectus supplement, debt securities will be issued in denominations of $1,000 and integral multiples of $1,000, and will be issued in registered form only, without coupons.

COVENANTS OF FSA HOLDINGS

    FSA Holdings' principal covenants under the indentures relate to limitations on liens, restrictions on stock dispositions and maintenance of corporate existence. The following summarizes these covenants.

    LIMITATIONS ON LIENS. Under the senior indenture, so long as senior debt securities are outstanding, neither we nor any of our subsidiaries will be allowed to, directly or indirectly, create, issue, incur or guarantee any indebtedness for borrowed money which is secured by any mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future capital stock of any Restricted Subsidiary. However, we may take these actions if the senior debt securities then outstanding and, if we so elect, any of our other indebtedness ranking at least equally with the senior debt securities are secured equally and ratably with, or prior to, that other secured debt so long as it is outstanding. This prohibition also applies to guarantees of any indebtedness for borrowed money which are secured by any mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future capital stock of any company, other than FSA Holdings, having direct or indirect control of any Restricted Subsidiary. (Section 3.06)

    "Restricted Subsidiary", as defined in the indentures, means FSA or any successor to all or substantially all of its business, PROVIDED that the successor is a subsidiary of FSA Holdings. A "subsidiary" is a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by FSA Holdings and/or one or more of its subsidiaries.

    LIMITATIONS ON DISPOSITION OF STOCK OF RESTRICTED SUBSIDIARIES. Under the senior and subordinated indentures, so long as debt securities are outstanding, we will not, and will not permit any subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary except for:

    - a sale, transfer or other disposition of any capital stock of any Restricted Subsidiary to a wholly owned subsidiary of FSA Holdings or that subsidiary;

    - a sale, transfer or other disposition of the entire capital stock of any Restricted Subsidiary for at least fair value; or

    - a sale, transfer or other disposition of the capital stock of any Restricted Subsidiary for at least fair value if, after giving effect to it, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of that Restricted Subsidiary. (Section 3.07)

    For the purposes of this limitation, our board of directors acting in good faith will determine what constitutes fair value.

    LIMITATIONS ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE. Under the senior and subordinated indentures, so long as debt securities are outstanding, we will not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

    - the successor or purchaser is a corporation organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia;

    - the corporation formed by the consolidation or into which we have been merged, or which acquired that property, expressly assumes the due and punctual payment of the principal of, and any premium and interest on all the debt securities under that indenture, as well as the due and punctual performance and observance of all of our covenants and conditions under that indenture; and

    - immediately after giving effect to that transaction, no event of default under the applicable indenture, and no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture, has occurred and is continuing. (Section 9.01)

EVENTS OF DEFAULT

    Any one of the following events will constitute an event of default with regard to any series of debt securities under an indenture:

    (a) default continued for 30 days in payment of any installment of interest on any of the debt securities of that series when due and payable; or

    (b) default in payment of all or any part of the principal on any of the debt securities of that series when due and payable either at maturity, upon any redemption, by declaration or otherwise; or

    (c) default in the payment of any sinking fund installment as and when the same becomes due and payable by the terms of the debt securities of that series; or

    (d) default in the performance, or breach, of any of our covenants or warranties in respect of the debt securities of that series and continuance of that default or breach for a period of 60 days after written notice as provided in that indenture; or

    (e) our failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness in an amount in excess of $10,000,000, and that failure continues for a period of 10 days after written notice as provided in that indenture; or

    (f) our default with respect to any indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000, without that indebtedness having been discharged or that acceleration having been cured, waived, rescinded or annulled for a period of 10 days after written notice as provided in that indenture; or

    (g) the voluntary or involuntary bankruptcy, insolvency, or reorganization under any applicable law of FSA Holdings or any Restricted Subsidiary; or

    (h) any other event of default provided in the supplemental indenture or resolution of our board of directors under which that series of debt securities is issued or in the form of debt security for that series. (Section 5.01)

    Each indenture requires us to file with the trustee annually a written statement as to any defaults in the performance or fulfillment of any of our covenants, agreements or conditions contained in the indenture. (Section 3.05) Each indenture provides that if the trustee considers it in the interests of the holders of the debt securities of any series, the trustee may withhold notice to the holders of debt securities of that series of any default other than a default in the payment of principal of or interest on the debt securities of that series. (Section 5.11)

    Either the trustee or a specified percentage of the holders of the debt securities may accelerate the maturity of the unpaid principal amount of and accrued interest on some or all of the debt securities, depending on the type of event of default which has occurred and is continuing. The table below shows the percentage of holders required and the amount of securities which can be accelerated, for each type of event of default set forth above:

                                                                          PRINCIPAL AND ACCRUED INTEREST
TYPE OF EVENT OF DEFAULT SPECIFIED ABOVE  PERCENTAGE OF HOLDERS REQUIRED     WHICH MAY BE ACCELERATED
----------------------------------------  ------------------------------  ------------------------------
(a), (b) and (c)                          Not less than 25% in principal  All debt securities of that
                                          amount of the debt securities   series then outstanding
                                          of the affected series then
                                          outstanding

(d), with respect to less than all        Not less than 25% in principal  All debt securities of the
series, and (h), unless otherwise         amount of the debt securities   affected series then
specified in the applicable supplemental  of all affected series then     outstanding
indenture                                 outstanding, voting as a
                                          single class

(d), with respect to all series, (e),     Not less than 25% in principal  All debt securities then
(f) or (g)                                amount of all debt securities   outstanding
                                          outstanding under the
                                          indenture, treated as one
                                          class

If debt securities of any series are original issue discount debt securities, then only the amount of the principal of those debt securities then outstanding as may be specified in the terms of that series and any accrued interest on that specified principal amount may be accelerated.

    A specified percentage of holders of debt securities may waive all defaults and annul and rescind a declaration of maturity of some or all of the debt securities if all payments other than the accelerated amounts have been made and all events of default have been cured, waived or otherwise remedied as provided in the applicable indenture. Any such waiver, annulment and rescission must occur before a judgment or decree for amounts due has been obtained or entered. The table on page 11 of this prospectus shows the percentage of holders required for each type of event of default set forth above, and the debt securities:

                                                                          DEBT SECURITIES SUBJECT TO WAIVER,
TYPE OF EVENT OF DEFAULT SPECIFIED ABOVE  PERCENTAGE OF HOLDERS REQUIRED       ANNULMENT AND RESCISSION
----------------------------------------  ------------------------------  ----------------------------------
(a), (b) and (c)                          Holders of a majority in        All debt securities of that series
                                          aggregate principal amount of   then outstanding
                                          the debt securities of the
                                          affected series, voting as a
                                          separate class, then
                                          outstanding

(d), with respect to less than all        Holders of a majority in        All debt securities of the
series, and (h), unless otherwise         aggregate principal amount of   affected series then outstanding
specified in the applicable supplemental  all affected debt securities
indenture                                 then outstanding, voting as a
                                          single class

                                                                          DEBT SECURITIES SUBJECT TO WAIVER,
TYPE OF EVENT OF DEFAULT SPECIFIED ABOVE  PERCENTAGE OF HOLDERS REQUIRED       ANNULMENT AND RESCISSION
----------------------------------------  ------------------------------  ----------------------------------
(d), with respect to all series, (e),     Holders of a majority in        All debt securities then
(f) or (g)                                aggregate principal amount of   outstanding
                                          the debt securities of all
                                          series then outstanding,
                                          voting as a single class

    It is not necessary that payments of principal due as a result of acceleration be paid or that the event of default caused by non-payment of the principal due as a result of acceleration be cured, waived or otherwise remedied in order to for the applicable holders to rescind and annul a declaration of acceleration of the maturity of the debt securities of any series as provided above.

    Depending on the nature of the default, either the holders of a majority in principal amount of the outstanding debt securities of all series under the applicable indenture, voting as a single class, or the holders of a majority in principal amount of the outstanding debt securities of the affected series may waive an event of default and its consequences before declaring the acceleration of maturity of the debt securities of any series. However, the consent of each security holder affected is required in order to waive a default in the payment of the principal of or interest on any debt securities or any covenant or provision of the indenture which specifically requires the consent of the holder of each debt security affected.

    Except for the trustee's duty during an event of default to act with the required standard of care, the trustee is under no obligation to exercise any of the trusts or powers vested in it by that indenture at the request, order or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. (Sections 6.01 and 6.02) Subject to these provisions for indemnification, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
(Section 5.09)

    No holder of debt securities of any series will have any right by virtue of either indenture to institute any legal action or proceeding with respect to that indenture, unless

    - that holder has previously given to the trustee written notice of a continuing default,

    - the holders of not less than 25% in principal amount of the debt securities of that series then outstanding have made written request on the trustee to institute such action or proceeding and have offered to the trustee any reasonable indemnity that the trustee may require relating to their request,

    - the trustee fails to institute the requested proceeding within 60 days and

    - no direction inconsistent with such written request has been given to the trustee by the holders of a majority in principal amount of the debt securities of such series then outstanding. (Section 5.06)

These limitations do not apply to a suit for enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 5.07)

DEFEASANCE AND COVENANT DEFEASANCE

    The indentures contain a provision that, if made applicable to any series of debt securities, permits us to elect, subject to certain conditions:

    - to be discharged from our obligations with respect to the debt securities of that series, subject to limited exceptions ("defeasance") and/or

    - to be released from our obligations with respect to that series of debt securities under the covenant in the indentures relating to limitations on disposition of stock of Restricted Subsidiaries and, in the case of the senior indenture, also the covenant relating to limitations on liens ("covenant defeasance").

To make either of these elections, we must irrevocably deposit with the trustee as trust funds monies, United States Government Obligations or a combination of the two sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the outstanding debt securities of that series on the maturity of that principal or interest. (Sections 13.01 through 13.04)

    Each indenture provides that, to effect defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that defeasance or covenant defeasance, as applicable, will not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. The opinion must also state that holders will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. In addition, in the case of defeasance, that opinion of counsel must state that a private letter ruling or a general revenue ruling to the same effect has been issued by the United States Internal Revenue Service or state that since the date of the applicable indenture there has been a change in the applicable Federal income tax law or the interpretation of the applicable Federal income tax law to the same effect. (Section 13.04)

    In addition to the requirements described above, in order to effect defeasance or covenant defeasance under the subordinated indenture:

    - no default in the payment of principal of, or premium or interest, if any, on, any senior debt can have occurred and be continuing,

    - no event of default with respect to senior debt can have occurred and be continuing and have resulted in that senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

MODIFICATION AND WAIVER

    Each indenture provides that FSA Holdings and the trustee may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of that indenture or of modifying in any manner the rights of the holders of the debt securities of that series. The consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding of all series affected by the proposed additions or changes is required for any such supplemental indenture, except that the consent of the holder of each debt security is required in order to:

    - extend the final maturity of any debt security,

    - reduce the principal amount of any debt security,

    - reduce the rate or extend the time of payment of interest on any debt security,

    - reduce any amount payable on redemption of any debt security,

    - reduce the amount of the principal of an original issue discount debt security that would be due and payable upon an acceleration of the maturity of that debt security or the amount of that debt security provable in bankruptcy,

    - impair or affect the right of any holder to institute suit for the payment of any debt security, if the debt securities provide for those rights,

    - impair or affect any right of repayment of any debt security at the option of the holder or

    - reduce the percentage of debt securities of any series, the consent of the holders of which is required for any supplemental indenture.
      (Section 8.02)

    In addition, without the consent of the holders of any of the debt securities issued under that indenture, FSA Holdings and the trustee may enter into supplemental indentures to, among other things, cure any ambiguity or to correct or supplement any defective or inconsistent provision or to make other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as we may deem necessary or desirable and which do not adversely affect the interests of the holders of the debt securities.

    The holders of at least a majority in principal amount of the debt securities of all series outstanding under an indenture voting as a class may waive compliance by us with the covenants contained in that indenture relating to limitations on liens, limitations on dispositions of stock of Restricted Subsidiaries and corporate existence. (Section 3.09)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

    To the extent provided in the subordinated indenture, payments of principal, premium and interest, if any, on all of the subordinated debt securities we issue will be subordinate in right of payment to the prior payment of all amounts due and payable in respect of all senior debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of FSA Holdings, the holders of the senior debt will first be entitled to receive payment in full of principal of, and premium and interest, if any, on, the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of, and premium or interest, if any, on, the subordinated debt securities. (Sections 14.01 and 14.02)

    If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of that acceleration will first be entitled to receive payment in full of all amounts due on the senior debt before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of, or premium or interest, if any, on, the subordinated debt securities. (Section 14.03)

    No payments on account of principal of, or premium or interest, if any, on, the subordinated debt securities may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt, or an event of default with respect to any senior debt resulting in the acceleration of the maturity of that senior debt, or if any judicial proceeding shall be pending with respect to that default. (Section 14.04)

    The subordinated indenture defines "senior debt" as the principal of, and premium and interest, if any, on, Debt, as defined in the subordinated indenture, whether incurred on or prior to the date of the subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that those obligations are not superior in right of payment to the subordinated debt securities or to the other Debt which ranks equally with, or is subordinated to, the subordinated debt securities; PROVIDED, HOWEVER, that senior debt does not include:

    - any of our Debt which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code was without recourse to us,

    - any of our Debt to any of our subsidiaries,

    - Debt to any of our employees,

    - any liability for taxes,

    - indebtedness or monetary obligations to trade creditors or assumed by us or any of our subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services and

    - the subordinated debt securities.

    For the purposes of the definition of senior debt, interest on Debt includes any interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not that claim for post-petition interest is allowed in that proceeding.

    The subordinated indenture places no limitation on the amount of additional senior debt that may be incurred by us. We may from time to time incur additional indebtedness constituting senior debt.

    The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to that issuance. Any change will be described in the prospectus supplement relating to those subordinated debt securities.

CONVERSION OR EXCHANGE

    The debt securities of any series may be convertible or exchangeable into common stock or preferred stock registered under the registration statement relating to this prospectus. The specific terms and conditions on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. Those terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, and provisions under which the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    We are authorized to issue up to 200,000,000 shares of common stock. At February 15, 2000, 33,517,995 shares of our common stock were outstanding. This number of shares outstanding includes shares owned by a trust on our behalf and excludes 158,306 shares of treasury stock.

    The following description of our common stock does not purport to be complete. It does not give full effect to the provisions of statutory or common law applicable to securities like our common stock. The description is qualified in its entirety by reference to our certificate of incorporation and by-laws, which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

    The amount of dividends we pay in the future will be reviewed periodically by our board of directors in light of our earnings, financial condition and capital and other cash requirements. It is the policy of our board of directors that we retain an adequate portion of our earnings to support the growth of our business. We cannot assure you that any dividends will be paid.

    Most of our operations are conducted through FSA and thus our ability to pay dividends is dependent on FSA's financial condition, results of operations, cash requirements and other related factors. FSA is also subject to restrictions contained in the insurance laws and related regulations of New York and other states.

    We will ordinarily be required to withhold United States Federal income taxes in the amount of 30% of any dividends paid to non-United States shareholders who are not subject to United States Federal income taxation, unless a tax treaty between the United States and the country of the shareholder's residence provides for withholding at a reduced rate.

    Our common stock is traded on the New York Stock Exchange under the symbol "FSA". The transfer agent for our common stock is The Bank of New York.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

    As may be specified in a prospectus supplement, we may issue stock purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of shares of our common stock at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the debt, preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the stock purchase contract. The prospectus supplement will specify the material terms of the stock purchase contracts, the stock purchase units and any applicable pledge or depository arrangements, including one or more of the following:

    - The stated amount that a holder will be obligated to pay under the stock purchase contract in order to purchase our common stock.

    - The settlement date or dates on which the holder will be obligated to purchase shares of our common stock. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur.

    - The events, if any, that will cause our obligations and the obligations of the holder under the stock purchase contract to terminate.

    - The settlement rate, which is a number that, when multiplied by the stated amount of a stock purchase contract, determines the number of shares of our common stock that we will be obligated to sell and a holder will be obligated to purchase under that stock purchase contract upon payment of the stated amount of that stock purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of our common stock over a specified period or it may be based on some other reference statistic.

    - Whether the stock purchase contracts will be issued separately or as part of stock purchase units consisting of a stock purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount.

    - The type of underlying security, if any, that is pledged by the holder to secure its obligations under a stock purchase contract. Underlying securities may be debt securities, preferred securities, U.S. Treasury securities or other securities.

    - The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

    - The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the stock purchase contract or otherwise.

    The descriptions of the stock purchase contracts, stock purchase units and any applicable pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the stock purchase contracts or stock purchase units. We will make copies of the relevant agreements available as described under the heading "Where You Can Find More Information" below.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    Our restated certificate of incorporation vests our board of directors with authority to issue up to 20,000,000 shares of preferred stock from time to time in one or more series, as may be adopted by resolutions of the board of directors, and to fix, so far as not inconsistent with our restated certificate of incorporation:

    - the rate and times at which, and the conditions under which, dividends shall be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative and as participating or non-participating;

    - the price or prices, times and terms and conditions, if any, upon which or at which shares of that series shall be subject to redemption;

    - the rights, if any, of holders of shares of that series to convert those shares into, or to exchange those shares for, shares of other classes of our stock, or series of other classes of our stock, and the terms and conditions of that conversion or exchange;

    - the rights of the holders of shares of that series upon the liquidation, dissolution or winding up of our affairs or upon any distribution of our assets;

    - the limitations, if any, applicable while that series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for the purchase of, our common stock;

    - the full or limited voting rights, if any, to be provided for the shares of that series; and

    - any other designations, preferences and relative, participating, optional or other similar special rights, and qualifications, limitations or restrictions of or on the shares of that series.

    All shares of our preferred stock will be identical and of equal rank except as otherwise provided in our restated certificate of incorporation or as may be fixed by our board of directors as described above. In any event, all shares of the same series will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. We may from time to time amend our restated certificate of incorporation to increase or decrease the number of authorized shares of preferred stock.

    The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. That prospectus supplement may not restate the amendment to our restated certificate of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our restated certificate of incorporation or board resolution will be filed with the Secretary of State of the State of New York and with the SEC.

    DIVIDEND RIGHTS. The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions on our common stock, other than dividends or distributions payable in common stock, shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

    RIGHTS UPON LIQUIDATION. The preferred stock will be preferred over common stock as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

    REDEMPTION. All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

    VOTING RIGHTS. Except as indicated in the prospectus supplement, the holders of preferred stock shall be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

    Most of our operations are conducted through FSA and thus our ability to pay dividends on any series of preferred stock is dependent on FSA's financial condition, results of operations, cash requirements and other related factors. FSA is also subject to restrictions contained in the insurance laws and related regulations of New York and other states.

OUTSTANDING PREFERRED STOCK

    As of the date of this prospectus, we have outstanding 2,000,000 shares of Series A, non-dividend paying, voting, convertible preferred stock having an aggregate liquidation preference of $700,000. This preferred stock is convertible, at the option of the holder upon payment of the conversion price, into an equal number of shares of common stock, subject to anti-dilutive adjustment. The conversion price per share, subject to anti-dilutive adjustment, is $29.65. This preferred stock will be redeemed on May 13, 2004 if still outstanding on that date at a redemption price of $0.35 per share. The holder of this preferred stock is entitled to one vote per share of preferred stock, voting together as a single class with the holders of common stock on all matters upon which holders of common stock are entitled to vote. The holder of this preferred stock is not entitled to receive dividends or other distributions of any kind payable to our shareholders, except that, in the event of our liquidation, dissolution or winding up, that holder is entitled to receive out of our assets available for this purpose, before any distribution or payment is made to the holders of our common stock, liquidation payments in the amount of $0.35 per share. The holder of this preferred stock may not transfer this preferred stock, except to one of its majority-owned subsidiaries.

                              SELLING SHAREHOLDER

    We are registering 500,000 shares covered by this prospectus for secondary offering on behalf of Credit Suisse Financial Products ("CSFP"). On
December 28, 1999, we entered into a forward purchase arrangement with CSFP. To hedge its commitment under the forward arrangement, CSFP acquired 500,000 shares of our common stock at an average price of $54.20 per share. Under the forward arrangement, we will either repurchase those shares or direct their sale within a five-year period. If we direct a sale, the forward arrangement requires that we pay or receive the difference between the sale proceeds and the sum of the original purchase price plus carrying costs but less dividends. We are registering for secondary offering only those shares that are legally owned by CSFP which may be sold at our direction under the forward arrangement.

    The table below sets forth the name of the selling shareholder, the number of shares owned by the selling shareholder as of January 27, 2000, the number of shares that may be offered by the selling shareholder under this prospectus and the number of shares that the selling shareholder will continue to hold if all 500,000 shares are sold. The number of shares set forth opposite "Number of Shares Being Offered" represents all of the shares that we may direct be sold for the selling shareholder under this prospectus. We may direct that some, all or none of those shares of the selling shareholder be sold from time to time under this prospectus.

Name:........................................  Credit Suisse Financial Products

Number of Shares Beneficially Owned Prior to
  Offering(1):
    Number...................................                           500,000
    Percent(2)...............................                              1.49%

Number of Shares Being Offered:..............                           500,000

Number of Shares Beneficially Owned After
  Offering(1):
    Number...................................                                 0
    Percent(2)...............................                                (3)

------------------------

(1) CSFP informed us that it held no other shares for its own account, and that Credit Suisse First Boston Corporation had a 1,000 share short position (not reflected in the table).

(2) Based on 33,517,995 shares outstanding, which includes shares owned by a trust on our behalf and excludes 158,306 shares of treasury stock.

(3) Less than 1%.

    CSFP would be deemed to be an underwriter of any of the shares that it sells under this prospectus. During the past three years, CSFP or one or more of its affiliates have had the following relationships with us:

    - Credit Suisse First Boston Corporation has acted as underwriter of securities issued by others and insured by our affiliates in the ordinary course,

    - Credit Suisse First Boston, the Swiss bank, participated in a credit facility of ours, which we terminated effective August 31, 1998, and

    - CSFP is a party to the forward arrangement described above.

                              PLAN OF DISTRIBUTION

    We or Credit Suisse Financial Products, as a selling shareholder, may sell the securities to one or more underwriters for a public offering by them. We may also sell securities to investors directly or through agents or dealers. The supplemental prospectus will include the names of any underwriters, agents or dealers to be used in the distribution.

    The securities may be offered and sold at a fixed price or prices, which may be changed from time to time. They may also be offered and sold from time to time at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. We may also, from time to time, authorize underwriters acting as our agents to offer and sell the securities. A prospectus supplement will include the terms of these arrangements. If securities are sold through an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters. The prospectus supplement will include the names of the specific managing underwriter or underwriters and other underwriters, and the amount of securities to be underwritten by those underwriters. The prospectus supplement will also have the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers. The underwriters will use this prospectus and the prospectus supplement to sell the securities. The underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

    In connection with the sale of securities, underwriters may be considered to have received compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters, and they may also receive commissions from the purchasers for whom they may act as agent.

    The prospectus supplement will set forth any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, as well as any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act. Also any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for various expenses.

    If we use a dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will name these dealers and the terms of these arrangements.

    We may offer and sell the securities directly to institutional investors or others. These parties may be deemed to be underwriters under the Securities Act with respect to their resales. The prospectus supplement will include the terms of these transactions.

    The securities may or may not be listed on a national securities exchange or a foreign securities exchange. The securities may not have an established trading market. No assurances can be given that there will be a market for any of the securities.

    Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $250,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

    This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

    You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. For example, the indentures relating to our debt securities are attached to the registration statement as exhibits. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

    In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
         Room 1024                      Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                                 Chicago, Illinois 60661

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

    The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

    This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us.

    - The description of our common stock in our Form 8-A that was filed on December 3, 1993

    - Our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998

    - Our Proxy Statement on Schedule 14A that was filed on March 25, 1999

    - Our Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 1999

    - Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999

    - Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999

    - Our Current Report on Form 8-K dated October 29, 1999

    - Our Current Report on Form 8-K dated December 28, 1999

    We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

    You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its web site (http://www.sec.gov). You can also obtain these documents from us without charge by visiting our web site (http://www.FSA.com) or requesting them in writing or by telephone at the following address:

              Robert S. Tucker, Vice President, Investor Relations
                   Financial Security Assurance Holdings Ltd.
                                350 Park Avenue
                            New York, New York 10022
                            Telephone (212) 826-0100

                                 LEGAL MATTERS

    The legality of the securities will be passed upon for us by Bruce E. Stern, Esq., our General Counsel, and for any underwriters or agents by counsel to be named in the prospectus supplement. At February 15, 2000, Bruce E. Stern beneficially owned 6,114 shares of our common stock, all of which were held in a trust for the benefit of his children, and had economic ownership of the equivalent of approximately 128,167 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule of Financial Security Assurance Holdings Ltd. and Subsidiaries included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, and the consolidated financial statements of Financial Security
Assurance Inc. and Subsidiaries included as an exhibit to that Form 10-K, as amended, have been incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, given on the authority of that firm as experts in accounting and auditing and incorporated in this prospectus by reference.

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